EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2013, except for the restatement described in Note 1A to the consolidated financial statements and the matters described in the second paragraph of Management’s Report on Internal Control over Financial Reporting as to which the date is August 9, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Glu Mobile Inc.’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 9, 2013